Exhibit 10.3

50 Tice Boulevard Suite A26 Woodcliff Lake, NJ 07677 (201) 645-4765 (tel)

March 31, 2020

Zach Rome

Subject: Rome Employment Offer

Dear Zach,

On behalf of Timber Pharmaceuticals LLC (“Timber” or the “Company”), I am pleased to extend to you an offer of employment for the role of Executive Vice-President and Chief Operating Officer. This position will be located at Timber’s current headquarters at 50 Tice Boulevard, Suite A26, Woodcliff Lake, NJ 07677. You will report to the Chief Executive Officer. Your start date will be mutually determined, but I anticipate it to be on or around May 1, 2020. I am excited about the possibility of you joining the team and your helping to build our high value medical dermatology company.

The terms of your employment offer are outlined below:

•                  Part-time employment, up to 20 hours per week, as required.

•                  Initial monthly base pay of $17,500 which, when annualized, is equivalent to $210,000 per year.

•                  Participation (pro-rated for 2020) in a Performance Bonus Plan with a target of 30% of your base salary, based on company and individual achievement. Your bonus will be based on your performance meeting mutually established individual goals and objectives to support the growth strategy of the Company as well as the Company’s overall performance.

•                  100% reimbursement of all health, dental and vision insurance benefit plan expenses that you may incur separate from your employment with the Company.

This offer of employment pursuant to the above terms shall remain in effect for two years from your start date, with automatic one-year renewals, unless terminated sooner either by you or the Company.

If you understand and accept these terms, please sign and return one copy of this offer letter to me.

Confidential

I would love to have you join the Timber team and be a part of building a great company. Should you have any questions regarding this offer, please feel free to contact me at: 973-452-8548.

Sincerely,

/s/ John V. Koconis
John V. Koconis
Chief Executive Officer
Timber Pharmaceuticals LLC

Agreed to and Accepted by:

/s/ Zach Rome	4/23/20
Zach Rome	Date

Confidential